Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

RenaissanceRe Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Common Shares, par value $1.00 per share	Rule 457(h)	2,031,876	$300.59	$610,761,607	0.00013810	$84,346.18
Total Offering Amounts						$610,761,607		$84,346.18
Total Fee Offsets								—
Net Fee Due								$84,346.18

(1)	(a)
Represents the Registrant’s Common Shares available for issuance under RenaissanceRe Holdings Ltd. 2026 Long-Term Incentive Plan (the “2026 Plan”), consisting of (i) a new authorization of 1,250,000 the Registrant’s Common Shares, (ii) an estimate of the number of the Registrant’s Common Shares that remained available for future grants under the Registrant’s First Amended and Restated 2016 Long-Term Incentive Plan as of the effective date of the 2026 Plan, and (iii) an estimate for the number of the Registrant’s Common Shares that will become available under the 2026 Plan pursuant to the recycling provisions set forth in the 2026 Plan.  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Shares that become issuable under the 2026 Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Shares, as applicable.

(b)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $300.59 per share, the average of the high and low prices of the Registrant’s Common Shares on May 4, 2026 as reported on the New York Stock Exchange.